UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported):  December 19, 2005

CORUS BANKSHARES, INC.
 (Exact name of registrant as specified in its charter)

Commission File Number 0-6136

Minnesota	41-0823592
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3959 N. Lincoln Ave., Chicago, Illinois	60613
(Address of principal executive offices)	(Zip Code)

(773) 832-3088
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On December 19, 2005, Corus Bankshares’ (“Corus” or the “Company”) newly formed wholly-owned special purpose finance subsidiary, Corus Statutory Trust XI, a Delaware statutory trust (“Trust”), issued $25,000,000 of trust preferred securities (“Capital Securities”). The Capital Securities were issued in a private placement to an institutional investor pursuant to certain exemptions from registration.

The proceeds of the Capital Securities, along with proceeds of $774,000 from the issuance of common securities by the Trust to Corus (“Common Securities”, and the Capital Securities and Common Securities collectively the “Preferred Securities”), were used to purchase $25,774,000 of the Company’s floating rate junior subordinated notes (“Debentures”).

The Debentures were issued pursuant to an indenture dated December 19, 2005 (the “Indenture”), between Corus, and LaSalle Bank, National Association, as trustee. The Debentures bear interest at the same interest rate as the Preferred Securities. The interest payments by the Company on the Debentures will be used to pay the quarterly distributions payable by the Trust to the holders of the Preferred Securities. However, the Company may defer interest payments on the Debentures for up to 20 consecutive quarters so long as no event of default, as described below, has occurred under the Debentures. In the event the Company properly defers interest payments on the Debentures, the Trust will be entitled to defer distributions otherwise due on the Preferred Securities.

The Debentures are subordinated to any other indebtedness of the Company that, by its terms, is not similarly subordinated. The Debentures mature on March 15, 2036, but are redeemable (at par) at Corus’ option at any time on or after March 15, 2011 (or upon the occurrence of certain other prescribed events).

The Debentures may be declared immediately due and payable upon the occurrence of an event of default which, as defined by the Indenture, generally means: (1) default in the payment of any interest, except in the case of an election by Corus to defer payment of interest for up to 20 consecutive quarters, which does not constitute an event of default (see next point), (2) a default in the payment of any interest following the deferral of interest payments by Corus for 20 consecutive quarters, (3) a default in the payment of the principal amount of the Debentures when such amount becomes due, (4) Corus’ breach of any covenant, agreement or warranty in the Indenture, (5) the institution of any bankruptcy or similar proceedings by or against Corus, or (6) the liquidation or dissolution of the Trust (other than as contemplated in the Indenture).

If Corus elects to defer interest on the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank (i.e., pari passu) with, or are junior to, the Debentures. In other words, by electing to defer interest payments on the Debentures, Corus would be required to defer all payments with respect to any of its previously issued debentures.  Corus presently has no intention to defer interest payments on the Debentures, and it considers the likelihood of such a deferral to be remote.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORUS BANKSHARES, INC.
(Registrant)

December 22, 2005	By:	/s/ Tim H. Taylor

Tim H. Taylor
Executive Vice President and Chief Financial Officer